Larry O'Donnell, CPA, P.C.
Telephone (303)745-4545
2228 South Fraser Street
 Fax (303)369-9384
Unit 1
e-mail  larryodonnelcpa@msn.com
Aurora, Colorado    80014
www.larryodonnellcpa.com

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Milwaukee Iron Professional Arena Football, LLC
Woodville, Ontario, Canada

I have audited the accompanying balance sheets of Milwaukee Iron Professional Arena Football, LLC as of September 30, 2009 and 2008, and the related statements of operations, members' equity, and cash flows for the years ended September 30, 2009 and 2008. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milwaukee Iron Professional Arena Football, LLC as of September 30, 2009 and 2008, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

These financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has operating and liquidity concerns, has incurred an accumulated deficit of $1,157,867 through the period ended September 30, 2009.. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

LARRY O'DONNELL, CPA, P.C.
January 12, 2010